Exhibit 99.1

Press Release
General Inquiries: (713) 783-8000 www.sanchezmidstream.com

Sanchez Midstream Partners Receives Notice from NYSE American Regarding Continued Listing Standard

HOUSTON--(GLOBE NEWSWIRE)--April 7, 2020--Sanchez Midstream Partners LP (NYSE American: SNMP) (“SNMP” or the “Partnership”) today announced that on April 3, 2020, the Partnership received a deficiency letter from NYSE American LLC (“NYSE American”) stating that the Partnership was below compliance with the NYSE American continued listing standard Section 1003(a)(i) of the NYSE American Company Guide, which requires SNMP to report partners’ capital of $2.0 million or more if it has also reported losses from continuing operations and/or net losses in two of its three most recent fiscal years.

The receipt of the deficiency letter has no immediate impact on the listing of the Partnership’s common units, which will continue to trade on NYSE American subject to the Partnership’s compliance with other continued listing standards of NYSE American.  In accordance with applicable NYSE American procedures, the Partnership must submit a plan by May 3, 2020 advising of actions it has taken or will take to regain compliance with the continued listing standard by Oct. 3, 2021.  The Partnership is currently evaluating its available options and intends to develop a plan to be submitted no later than May 3, 2020.

About the Partnership

Sanchez Midstream Partners LP (NYSE American: SNMP) is a growth-oriented publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and other energy-related assets in North America. The Partnership has ownership stakes in oil and natural gas gathering systems, natural gas pipelines and natural gas processing facilities, all located in the Western Eagle Ford in South Texas.

Additional Information

Additional information about SNMP can be found in our documents on file with the SEC which are available on our website at www.sanchezmidstream.com and on the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains, and our officers and representatives may from time to time make, “forward–looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties and other factors that are difficult to predict, many of which are beyond management's control.  These risks and uncertainties include, but are not limited to: the resolution of the pending Chapter 11 bankruptcy of Sanchez Energy Corporation and certain of its subsidiaries and its impact on the Partnership’s business, results of operations and financial condition; the Partnership’s ability to prepare a plan to return to compliance with NYSE American continued listing standards; the acceptance of such plan by NYSE American; and the Partnership’s ability to comply with such plan and return to compliance with NYSE American continued listing standards prior to Oct. 3, 2021. An extensive list of factors that can affect future results are discussed in SNMP’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Partnership’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The Partnership’s filings with the SEC are available on its website at www.sanchezmidstream.com and on the SEC’s website at www.sec.gov. The forward-looking statements speak only as of the date made, and other than as required by law, the Partnership undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

ir@sanchezmidstream.com

(877) 847-0009

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